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                                                                   Exhibit 10.22


                      FORM OF CHANGE OF CONTROL AGREEMENT
            ENTERED INTO, OR TO BE ENTERED INTO BETWEEN THE COMPANY
                   AND EACH EXECUTIVE OFFICER OF THE COMPANY



                                     [Date]



[Name]
[Position]
ENDOSONICS CORPORATION
2870 Kilgore Road
Rancho Cordova, CA 95670

Dear [Name]:

     We are pleased to inform you that the Board of Directors of EndoSonics Corporation (the "Company") has recently authorized and approved a special severance benefit program for you and other key executives. The purpose of this letter agreement is to set forth the terms and conditions of your benefit package and to explain the limitations which will govern the overall value of your benefits.

     Your severance benefits will become payable in the event your employment terminates within a specified time period following certain changes in ownership or control of the Company. To understand the full scope of your severance benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement. The benefits comprising your severance package are detailed in Part Two, and the dollar limitations on the overall value of your benefit package are specified in Part Three. Part Four deals with ancillary matters affecting your severance arrangement.

                            PART ONE -- DEFINITIONS

     For purposes of this letter agreement, the following definitions will be in effect:

     AVERAGE COMPENSATION means the average of your W-2 wages from the Company for the five (5) calendar years (or such fewer number of calendar years of employment with the Company) completed immediately prior to the calendar year in which the Change of Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in your Average
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Compensation. If any of your compensation from the Company during such five
(5)-year or shorter period was not included in your W-2 wages for U.S. income tax purposes, either because you were not a U.S. citizen or resident or because such compensation was excludible from income as foreign earned income under Code
Section 911, then such compensation will nevertheless be included in your
Average Compensation to the same extent as if it were part of your W-2 wages.
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                                                                          Page 3

     BASE SALARY means the annual rate of base salary in effect for you immediately prior to the Change in Control or (if greater) the annual rate of base salary in effect at the time of your Involuntary Termination.

     BOARD means the Company's Board of Directors.

     CHANGE IN CONTROL means any of the following transaction effecting a change in ownership or control of the Company:

          (i) a merger or consolidation in which the company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated,

          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company,

          (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing fifty percent (50%) or more of the total combined voting power of the Company's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger, or

          (iv) a Hostile Take-Over

     CODE means the Internal Revenue Code of 1986, as amended.

     COMMON STOCK means the Company's common stock.

     FAIR MARKET VALUE means, with respect to any shares of Common Stock subject to any of your Options, the closing selling price per share of Common Stock on the date in question, as reported on the Nasdaq National Market. If there is no reported sale of Common Stock on such date, then the closing selling price on the Nasdaq National Market on the next preceding day for which there does exists such quotation will be determinative of Fair Market Value.

     HEALTH CARE COVERAGE means the continued health care coverage to which you and your eligible dependents may become entitled under Part Two of this letter agreement upon the Involuntary Termination of your employment.
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                                                                          Page 4


     HOSTILE TAKE-OVER means any of the following transactions:

          (i) the successful acquisition by a person or a group of related persons, other than the Company or a person controlling, controlled by or under common control with the Company, of beneficial ownership (as determined pursuant to the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company's outstanding securities pursuant to a transaction or series of related transactions which the Board does not at any time recommend the Company's shareholders to accept or approve, or

          (ii) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (I) have been members of the Board continuously since the beginning of such period or (II) have been elected or nominated for election as Board members during such period by at least a two-thirds majority of the Board members described in clause (I) who were still in office at the time such election or nomination was approved by the Board,

     INVOLUNTARY TERMINATION means the termination of your employment with the
Company:

          - involuntarily upon your discharge or dismissal (other than a Termination for Cause), or

          - voluntarily upon your resignation following (I) a change in your position with the Company which reduces your duties or level of responsibility or which otherwise changes the level of management to which you report, (II) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any incentive performance plan) or (III) a change in your place of employment which is more than twenty five (25) miles from your place of employment prior to the Change in Control, provided and only if such change or reduction is effected without your written concurrence.

     In no event shall an Involuntary Termination be deemed to occur should your employment terminate by reason of your death or disability.

     OPTION means any option granted to you under the Plan which is outstanding at the time of the Change in Control or upon your subsequent Involuntary Termination. Your Options will be divided into two (2) separate categories as follows:
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          Acquisition-Accelerated Options: any outstanding Option (or installment thereof) which automatically accelerates, pursuant to the acceleration provisions of the agreement evidencing that Option, upon a change in control or ownership of the Company under certain specified circumstances.

          Severance-Accelerated Options: any outstanding Option (or installment thereof) which accelerates upon your Involuntary Termination pursuant to Part Two of this letter agreement.

     OPTION PARACHUTE PAYMENT means, with respect to any Acquisition-Accelerated Option or any Severance-Accelerated Option, the portion of that Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Option which is categorized as an Option Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of your obligation to remain in the Company's employ as a condition to the vesting of the accelerated installment. In no event, however, will the Option Parachute Payment attributable to any Acquisition-Accelerated Option or Severance-Accelerated Option (or accelerated installment) exceed the spread (the excess of the Fair Market Value of the accelerated option shares over the option exercise price payable for those shares) existing at the time of acceleration.

     OTHER PARACHUTE PAYMENT means any payment in the nature of compensation (other than the benefits to which you become entitled under Part Two of this letter agreement) which are made to you in connection with the Change in Control and which accordingly qualify as parachute payments within the meaning of Code
Section 280G(b)(2) and the Treasury Regulations issued thereunder. Your Other Parachute Payments will include (without limitation) the Present Value, measured as of the Change in Control, of the aggregate Option Parachute Payment attributable to your Acquisition-Accelerated Options (if any).

     PLAN means (i) the Company's 1988 Stock Option Plan, as amended or restated from time to time, and (ii) any successor stock incentive plan subsequently implemented by the Company.

     PRESENT VALUE means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or the subsequent Involuntary Termination of your employment, including (without limitation) the Option Parachute Payment attributable to your Severance-Acceleration Options, your Severance Payments under Part Two of this letter agreement and the Option Parachute Payment attributable to your Acquisition-Accelerated Options. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective
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date of the Change in Control.

     SEVERANCE PAYMENTS mean the severance payments to which you may become entitled under Part Two in the event of your Involuntary Termination following a Change in Control, subject, however, to the dollar limitations of Part Three.

     TERMINATION FOR CAUSE means an Involuntary Termination of your employment occasion by reason of your having engaged in fraud or in any other intentional misconduct adversely affecting the business reputation of the Company in a material manner.

                     PART TWO -- CHANGE IN CONTROL BENEFITS

     Upon the Involuntary Termination of your employment within eighteen (18) months following a Change in Control, you will become entitled to receive the special severance benefits provided in this Part Two.

     1.  SEVERANCE PAYMENTS.

     If your Involuntary Termination occurs within the first twelve (12) months after the Change in Control, then you will be entitled to Severance Payments in an aggregate amount equal to (i) one and one-half (1.5) times your Base Salary plus (ii) the bonus you accrue for each fiscal period of the Company within the twelve (12) month period.

     If your Involuntary Termination occurs more than twelve (12) months, but within eighteen (18) months, after the Change in Control, then you will be entitled to Severance Payments in an aggregate amount equal to one (1) times your Base Salary plus (ii) any bonus you accrue for each fiscal period of the Company within that additional period.

     In the absence of a Hostile Take-Over, your Severance Payments will be made at bi-weekly intervals following your Involuntary Termination. However, these payments will immediately terminate in the event you cease to remain available for the consulting services required under Paragraph 4 of this Part Two or in the event you fail to abide by the restrictive covenants set forth in Paragraph 5 of this Part Two.

     Should your Involuntary Termination occur in connection with a Hostile Take-Over, the Severance Payments will be made to you in a lump sum payment within thirty (30) days after your Involuntary Termination, and the provisions of Paragraphs 4 and 5 of this Part Two will not apply.

     All Severance Payments will be subject to the Company's collection of applicable
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federal and state income and employment withholding taxes.

     In the event your employment terminates by reason of your death or disability or your Termination for Cause, you will not be entitled to receive any Severance Payments or other benefits under this letter agreement.

     2. OPTION ACCELERATION.

     Each of your outstanding Options will (to the extent not then otherwise fully exercisable) automatically accelerate so that each such Option will become fully vested and immediately exercisable for the total number of shares of Common Stock at the time subject to that Option. Each such accelerated Option, together with all your other vested Options, will remain exercisable for fully-vested shares until the earlier of (i) the expiration date of the ten (10) year option term or (ii) the end of the three (3)-month period measured from the date of your Involuntary Termination.

     3. ADDITIONAL BENEFITS.

     (a) HEALTH CARE COVERAGE

     The Company will, at its expense, provide you and your eligible dependents with continued health care coverage under the Company's medical/dental plan until the earlier of (i) eighteen (18) months after the date of the Change in Control or (ii) the first date that you are covered under another employer's health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. The coverage so provided you and your eligible dependents will be in full and complete satisfaction of the continued health care coverage to which you or your eligible dependents would otherwise, at your own expense, be entitled under Code Section 4980B by reason of your termination of employment, and neither you nor your eligible dependents will accordingly be entitled to any additional period of health care coverage under Code Section 4980B as a result of your termination of employment.
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     (b) RELOCATION REIMBURSEMENT

     If at the Company's request, you moved during the 1995, 1996 or 1997 calendar year to (i) the Sacramento, California area in connection with the consolidation of the Company's operations in Rancho Cordova or (ii) Europe in connection with the Company's acquisition of Cardiometrics, Inc., then the Company will reimburse you for the relocation expenses you incur in your move back to the San Francisco Bay Area from the Sacramento area, or from Europe back to the United States, following your Involuntary Termination, provided such Involuntary Termination occurs within (i) twenty-four (24) months after your initial move to the Sacramento area or (ii) within twelve (12) months after a Change in Control if you are moving back from Europe. However, the maximum dollar amount of such reimbursement will be limited to thirty-five percent (35%) of the annual rate of Base Salary in effect for you at the time of your Involuntary Termination. In no event will you be entitled to reimbursement for such relocation expenses unless you provide the Company with appropriate documentation of those expenses.

     (c) UNPAID BENEFITS

     You will receive an immediate lump sum payment of all unpaid vacation days which you have accrued through the date of your Involuntary Termination.

     4. CONSULTING SERVICES.

     Unless your Involuntary Termination occurs in connection with a Hostile Take-Over, you will make yourself available to render up to ten (10) hours of consulting services per month during the period of your Severance Payments on such projects within your area of expertise as may be assigned to you by the Company's Chief Executive Officer or the Board. You will not be entitled to any cash compensation for the first ten (10) hours of consulting services you render each month, but the Company will compensate you for any additional hours you render at an hourly rate to be negotiated with you at the time. You will also be reimbursed for all reasonable out-of-pocket expenses incurred in rendering your consulting services upon your submission of appropriate documentation for those expenses.

     5. RESTRICTIVE COVENANTS.

     During the period of your Severance Payments, you will not:

          (i) directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any business enterprise which is at the time in competition with any of the Company's then-existing or formally planned product lines and which is located geographically in an area where
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the Company maintains substantial business activities, or

          (ii) directly or indirectly encourage or solicit any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees, or

          (iii) induce or attempt to induce any customer, supplier, distributor, licensee or other business affiliate of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business affiliate and the Company.

     You acknowledge that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of your breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company will, in addition to the Company's cessation of the Severance Payments provided under this letter agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding you from continuing to engage in such breach.

     None of the foregoing restrictive covenants will be applicable in the event your Involuntary Termination occurs in connection with a Hostile Take-Over.

                      PART THREE -- LIMITATION ON BENEFITS

     1. PARACHUTE LIMIT

     Except the limited extent (if any) provided under Paragraph 4(a) below, the aggregate Present Value (measured as of the Change in Control) of the benefits to which you become entitled under Part Two at the time of your Involuntary Termination (namely the Severance Payments, the Option Parachute Payment attributable to your Severance-Accelerated Options and your Health Care Continuation) will in no event exceed in amount the difference between (i) 2.99 times your Average Compensation and (ii) the Present Value, measured as of the Change in Control, of all Other Parachute Payments to which you are entitled.

     Accordingly, except as otherwise provided under Paragraph 4(a) below, your Options will not accelerate and no Severance Payments will be made to you pursuant to this letter agreement, to the extent the Present Value as of the Change in Control of (I) the aggregate Option Parachute Payment attributable to your Severance-Accelerated Options plus (II) your Severance Payments plus (III) your Health Care Continuation would, when added to the Present Value of your Other Parachute Payments, exceed 2.99 times your Average Compensation (the "Parachute Limit").
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     2. RESOLUTION PROCEDURE

     For purposes of the foregoing Parachute Limit, the following provisions will be in effect:

     (a) In the event there is any disagreement between you and the Company as to whether one or more payments to which you become entitled in connection with either the Change in Control or your subsequent Involuntary Termination constitute Option Parachute Payments or Other Parachute Payments or as to the determination of the Present Value thereof, such dispute will be resolved as follows:

          (i) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

          (ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent counsel mutually acceptable to you and the Company ("Independent Counsel"). The resolution reached by Independent Counsel will be final and controlling; provided, however, that if in the judgment of Independent Counsel the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by Independent Counsel, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the retention of Independent Counsel and (if applicable) the preparation and submission of the ruling request will be paid by the Company.

          (iii) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Counsel's election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal will be paid by the Company.

     3. STATUS OF BENEFITS

     (a) No Severance Payments will be made to you under Part Two of this letter
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agreement until the Present Value of the Option Parachute Payment attributable to both your Severance-Accelerated Options and your Acquisition-Accelerated Options has been determined and the status of any payments in dispute under Paragraph 2 above has been resolved in accordance therewith. However, you will be permitted to exercise your Severance-Accelerated Options at any time during the three (3)-month (or shorter) period immediately following your Involuntary Termination, provided any and all shares of Common Stock purchased under your Severance-Accelerated Options will, together with the exercise price paid for those shares, be held in escrow by the Company. To the extent your purchased shares are held in escrow, you will have the right to (i) direct the sale of such shares, provided the sale proceeds are immediately deposited in escrow,
(ii) exercise all voting rights with respect to such shares and (iii) receive dividends declared on such shares, provided such dividends are immediately deposited in escrow.

     (b) Once the requisite determinations under Paragraph 2 have been made, then to the extent the aggregate Present Value, measured as of the Change in Control, of (1) the Option Parachute Payment attributable to your Severance-Accelerated Options (or installments thereof) plus (2) your Severance Payments would, when added to the Present Value of all your Other Parachute Payments (including the Option Parachute Payment attributable to your Acquisition-Accelerated Options), exceed the Parachute Limit, the following reductions to the benefits otherwise payable to you hereunder will be made:

          First, your Severance Payments will be reduced.

          Then, any outstanding Severance-Accelerated Options will immediately terminate and cease to be exercisable. If there is more than one such Option outstanding, then the Severance-Accelerated Options with the lowest option spread will be the first to terminate.

          Finally, to the extent one or more of your outstanding Severance-Accelerated Options (or installments thereof) have been exercised following your Involuntary Termination, those exercises will be rescinded (with the Severance-Accelerated Options with the lowest option spread to be the first rescinded) by refunding to you the exercise price paid for the purchased shares and returning those shares (plus any cash dividends paid thereon) to the Company. To the extent the shares purchased under such accelerated Options (or accelerated installments thereof) have been sold while held in escrow, the sale proceeds attributable to those shares will be allocated as follows: first an amount not to exceed the exercise price you paid for such shares will be refunded to you, and then the balance of the proceeds (together with any cash dividends paid on those shares) will be returned to the Company.

     (c) To the extent any shares or cash proceeds remain in the escrow account under subparagraph (a) above after the reductions specified in subparagraph (b) have been made,
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those shares or proceeds will be promptly distributed to you.

     4. OVERRIDING LIMITATIONS

     (a) Notwithstanding any provision to the contrary set forth in the preceding provisions of this Part Three, the aggregate Present Value of your Severance Payments and the Option Parachute Payment attributable to your Severance-Accelerated Options will not be reduced below that amount (if any) which, when added to the Present Value of all the Other Parachute Payments to which you are entitled, would nevertheless qualify as reasonable compensation for past services within the standards established under Code Section 280G(b)(4)(B) or as reasonable compensation under Code Section 280G(b)(4)(A) for the consulting arrangement and restrictive covenants to be in effect under Paragraphs 4 and 5 of Part Two following your Involuntary Termination.

     (b) The limitations of this Part Three will in all events be interpreted in such manner as to avoid the imposition of excise taxes under Code Section 4999, and the disallowance of deductions under Code Section 280G(a), with respect to any of the benefits paid pursuant to Part Two of this letter agreement.

                     PART FOUR -- MISCELLANEOUS PROVISIONS

     1. TERMINATION FOR CAUSE.

     Should your Involuntary Termination constitute a Termination for Cause, then the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and
(ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part Two of this letter agreement.

     2. DEATH.

     Should you die before receipt of one or more Severance Payments to which you become entitled under Part Two of this letter agreement, then those payment or payments will be made to the executors or administrators of your estate. Should you die before you exercise all you outstanding Options, then such Options may be exercised, within twelve (12) months after your death, by the executors or administrators of your estate or by persons to whom the Options are transferred pursuant to your will or in accordance within the laws of inheritance. In no event, however, may any such Option be exercised after the specified expiration date of the option term.
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     3. GENERAL CREDITOR STATUS.

     The payments and benefits to which you become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive any payments or benefits hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

     5. INDEMNIFICATION.

     The indemnification provisions for Officers and Directors under the Company By-Laws will (to the maximum extent permitted by law) be extended to you, during the period following your Involuntary Termination, with respect to any and all matters, events or transactions occurring or effected during your employment with the Company.

     6. MISCELLANEOUS.

     This letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of California. This letter agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon a change in control or ownership of the Company and may only be amended by written instrument signed by you and an authorized officer of the Company. If any provision of this letter agreement as applied to you or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.

     7. NO EMPLOYMENT OR SERVICE CONTRACT.

     Nothing in this letter agreement is intended to provide you with any right to continue in the employ of the Company (or any subsidiary) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary),
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which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

     8. ATTORNEY FEES.

     In the event legal proceeding should be initiated by you or by the Company with respect to any controversy, claim or dispute relating to the interpretation or application of the provisions of this letter agreement or any benefits payable hereunder, the prevailing party in such proceedings will be entitled to recover from the losing party reasonable attorney fees and costs incurred in connection with such proceedings or in the enforcement or collection of any judgment or award rendered in such proceedings. For purposes of this provision, the prevailing party means the party determined by the court to have most nearly prevailed in the proceedings, even if that party does not prevail in all matters, and does not necessarily mean the party in whose favor the judgment is actually rendered. If the Company materially breaches any of its obligations under this letter agreement and fails to cure that breach within thirty (30) days after written notice from you, you will then be entitled to reimbursement from the Company for any reasonable expenses and attorney fees you incur in having the Company subsequently cure that breach, whether or not legal proceedings are actually commenced in connection with such breach.

     Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.

                               ENDOSONICS CORPORATION


                               BY:
                                  -----------------------------------------

                               TITLE:
                                     --------------------------------------


                                   ACCEPTANCE

     I hereby agree to all the terms and provisions of the foregoing letter agreement governing the special benefits to which I may become entitled in connection with certain changes in control or ownership of ENDOSONICS CORPORATION.

                               Signature:
                                          ---------------------------------

                               Dated:
                                      -------------------------------------